Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE DOCTORS COMPANY,
RED HAWK ACQUISITION CORP.
AND
AMERICAN PHYSICIANS CAPITAL, INC.
Dated as of JULY 7, 2010

i

ii

Exhibit A-1 Officers of Parent
Exhibit A-2 Officers of the Company

iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2010 (this “Agreement”), is by and among THE DOCTORS COMPANY, a California-domiciled reciprocal inter-insurance exchange (“Parent”), RED HAWK ACQUISITION CORP., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and AMERICAN PHYSICIANS CAPITAL, INC., a Michigan corporation (the “Company”).
RECITALS
          WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Michigan Business Corporation Act (the “MBCA”); and
          WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interest of their respective shareholders or policyholders, as applicable.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
Article 1.
The Merger
          Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
          Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Suite 2300, Detroit, Michigan 48243 (or such other place as agreed by the parties) not later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date.

          Section 1.3 Effective Time. At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Energy, Labor and Economic Growth, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).
          Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 1.5 Articles of Incorporation; By-laws. The Company Articles, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read the same as the Articles of Incorporation of Merger Sub and, as so amended, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2; provided however, that Article I thereof shall read as follows: “The name of the corporation is: Red Hawk Acquisition Corp”. The Company By-laws, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read the same as the Bylaws of Merger Sub and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2.
          Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.
Article 2.
Conversion of Securities; Exchange of Certificates
          Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
               Section 2.1.1 Conversion of Company Common Stock. Each share of common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2) shall be converted into the right to receive $41.50 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor.
               Section 2.1.2 Cancellation of Certain Company Common Stock. Each share of Company Common Stock held in the treasury of the Company or by any Company Subsidiary shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
               Section 2.1.3 Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
               Section 2.1.4 Change in Company Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided, that the aggregate Merger Consideration payable shall not exceed the aggregate amount contemplated pursuant to Section 2.1.1 as of the date hereof.
          Section 2.2 Company Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”) then outstanding, under any stock option plan of the Company, including the Company’s Stock Compensation Plan, as amended and restated, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), shall become fully vested and exercisable, and that effective as of the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to Section 2.3.8 hereof) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof and that each such former holder shall only be entitled to the payment of the Option Consideration. To the extent then in effect, after the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other awards shall be granted thereunder.
          Section 2.3 Exchange Procedures.
               Section 2.3.1 Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”),

to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration to the Company’s shareholders.
               Section 2.3.2 Exchange Procedures for Company Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration (the “Exchange Fund”). No later than two Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon proper delivery of the Certificate or Book-Entry Shares to the Paying Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for the Merger Consideration, to which such holder is entitled pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed (or, in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in such letter of transmittal for surrendering such shares), and upon surrender of such other documents as may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share. In the event of a permitted transfer of ownership of shares of Company Common Stock represented by a Certificate which is not registered in the transfer records of the Company or the Company’s transfer agent on behalf of the Company, the Merger Consideration may be paid to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.
               Section 2.3.3 Payment for Company Options. At the Closing, Parent will make (or cause to be made) payment to the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing, in an amount equal to the aggregate Option Consideration, to the extent payable as provided in Section 2.2, plus the amount of any employment Taxes payable by the Surviving Corporation in respect of the payment of such Option Consideration (provided that, for the avoidance of doubt, the Surviving Corporation shall have no obligation to pay any taxes that may be payable by the holders of Company Options upon receiving the Option Consideration). At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall, in consideration of cancellation of the Company Options that became entitled to receive the consideration specified in Section 2.2, pay the Option Consideration in respect of each such Company Option to each holder of a Company Option.

               Section 2.3.4 Further Rights in Company Securities. All Merger Consideration and Option Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock and Company Options with respect to which such payments are made, respectively.
               Section 2.3.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration without any interest thereon.
               Section 2.3.6 No Liability. Neither Parent nor the Company nor the Surviving Corporation shall be liable to any holder of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
               Section 2.3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without interest thereon.
               Section 2.3.8 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and Company Options, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of U.S. Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          Section 2.4 Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Options that were outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates or Book Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in this Article 2.

Article 3.
Representations and Warranties of the Company
          Except as set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties to Parent. Unless otherwise specified, no disclosure made in any particular Section of the Company Disclosure Schedule shall be deemed made in any other Section of the Company Disclosure Schedule unless expressly made therein (by cross reference or otherwise).
          Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger. Section 3.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary, the jurisdictions in which each Company Subsidiary is licensed to conduct business and the authorized capitalization of each Company Subsidiary. Except as set forth in Section 3.1 of the Company Disclosure Schedules, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.
          Section 3.2 Articles of Incorporation and By-laws. The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Amended and Restated Bylaws (the “Company By-laws”) which were previously furnished or made available to Parent are true, complete and correct. The Company has made available to Parent a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each of the Company Subsidiaries.
          Section 3.3 Capitalization.
               Section 3.3.1 The authorized capital stock of the Company consists of 55,000,000 shares of capital stock, of which 50,000,000 are designated Company Common Stock and 5,000,000 are designated preferred stock, no par value per share (“Company Preferred Stock”). As of July 7, 2010, (A) 9,323,087 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights and (B) 348,687 shares of Company Common Stock were reserved for issuance upon exercise of Company Options granted under the Company Stock Option Plans. As of July 7, 2010 and as of the Effective Time, (i) no shares of Company Preferred Stock were (or will be)

designated, issued and outstanding and (ii) no shares of Company Common Stock were (or will be) held in the treasury of the Company or by the Company Subsidiaries. There are no bonds, debentures, notes or other debt securities issued by the Company that have the right to vote (or are convertible into, or exchange for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.
               Section 3.3.2 As of July 7, 2010, there are 2,400,000 shares of the Company’s Common Stock authorized for issuance under the Company’s Stock Compensation Plan and only 362,488 remain available for future grant. Section 3.3.2 of the Company Disclosure Schedule sets forth a list of all of the Company Options outstanding and their exercise prices. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since July 31, 2009 and through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than Company Options issued pursuant to the Company Stock Option Plans, and the issuance of shares pursuant to Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights.
               Section 3.3.3 Except as set forth in Section 3.3.3 of the Company Disclosure Schedule and with respect to the Company Options pursuant to the Company Stock Option Plans and the related stock option agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens.
          Section 3.4 Authority.
               Section 3.4.1 The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Shareholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Shareholders. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.
               Section 3.4.2 Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.11, the action taken by the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Section 780 of the MBCA.
          Section 3.5 No Conflict; Required Filings and Consents.
               Section 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (A) assuming the Required Company Shareholders adopt this Agreement, conflict with or violate any provision of the Company Articles or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (C) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired or except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger .
               Section 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Authority, except (A) as may be required under the Exchange Act, the Investment Advisors Act, the rules and regulations of the Nasdaq, the HSR Act, the filing of the Certificate of Merger as required by the MBCA and as may be required under applicable insurance regulatory Laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger. All such consents, approvals, authorizations, permits, filings and notifications are identified in Section 3.5.2 of the Company Disclosure Schedule.
          Section 3.6 Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof, and all such Company Permits are valid and in full force and effect, and there is no pending, or, to the Company’s knowledge, threatened action or proceeding to terminate, suspend, limit or adversely modify any Company Permit, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not or would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is, or has received written notice that it is, in material conflict with, or in material default or violation of, any Law, including without limitation, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), applicable to the Company or any Company Subsidiary or any Company Permits, or by which any property or asset of the Company or any Company Subsidiary is bound.
          Section 3.7 SEC Filings; Financial Statements.
               Section 3.7.1 Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2007 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
               Section 3.7.2 Each of the consolidated financial statements contained in the Company SEC Filings, including, any notes thereto, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal and immaterial year-end adjustments. This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.
               Section 3.7.3 Company has made available to Parent true, complete and correct copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries for the most recently ended quarterly period and the years ended December 31, 2009 and 2008, as appropriate, as filed with the insurance regulatory authorities of its jurisdiction of domicile, and audited statutory financial statements for the Company Insurance Subsidiaries as of and for the periods ended December 31, 2009 and 2008 as filed with the domestic insurance regulatory authority, together, in each case, with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (the “STAT Financial Statements”). The STAT Financial Statements of each such Company Insurance Subsidiary present fairly in all material respects the financial position and results of operations of such Company Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with Statutory Accounting Principles applied on a consistent basis. This representation and warranty shall not be deemed to be breached as a result of any change in Statutory Accounting Principles or Law after the date of this Agreement. Each of the Company Insurance Subsidiaries has filed or submitted all STAT Financial Statements required to be filed with or submitted to the insurance regulatory authorities in its state of domicile. The STAT Financial Statements complied in all material respects, on their respective dates of filing or submission, with the Laws of their respective states of domicile.
               Section 3.7.4 The Company has made available to Parent, prior to the date hereof, true, complete and correct copies of all actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports, and deferred acquisition cost and loss recognition analyses prepared by the Company or by any third party actuarial consultant on behalf of or made available to the Company relating to the adequacy of the reserves of the Company or any Company Subsidiary for any period ended on or after December 31, 2009 (the “Actuarial Analyses”). Each such Actuarial Analysis was generated from the same underlying sources and systems that were utilized by the Company Insurance Subsidiaries to prepare the STAT Financial Statements, and the books and records of, the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation (which preparation was accurate in all material respects), and in conformity in all material respects with applicable Law.
               Section 3.7.5 Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2009 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2009, including the notes thereto, (B) in the Company SEC Filings filed after December 31, 2009 or (C) in Section 3.7.5 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary had at the relevant balance sheet date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) incurred outside the ordinary course of business that individually or in the aggregate do not exceed $5,000,000.
               Section 3.7.6 Section 3.7.6 of the Company Disclosure Schedule accurately lists all Indebtedness of the Company, including for each item of Indebtedness, as applicable, the interest rate, maturity date and any assets or properties securing such Indebtedness.
               Section 3.7.7 Section 3.7.7 of the Company Disclosure Schedule sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which the Company or any Company Subsidiary is a party (including any contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of the Company Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).
               Section 3.7.8 Neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Company’s knowledge, no complaint seeking relief under Section 806 of SOX has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint. The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Company SEC Filings. The Company maintains disclosure controls and procedures required by Rule 13a-15 and 15d-15 under the Exchange Act that are designed to ensure that all material information concerning the Company and the Company Subsidiaries are made known on a timely basis to the individuals responsible for the preparation of the Company SEC Filings and other public disclosure documents. Since January 1, 2007, neither the accountants for nor the board of directors or audit committee of the Company or any Company Subsidiary have been advised of (A) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data or (B) any fraud that involves management or other employees who have a role in the financial controls over financial reporting of the Company or any Company Subsidiary.
               Section 3.7.9 Except for insurance policies issued by the Company or a Company Insurance Subsidiary, to which this Section 3.7.9 does not apply, neither the Company nor any Company Subsidiary has any obligations of any kind to make any loan or advance to, guarantee any indebtedness for borrowed money of, or otherwise incur such indebtedness on behalf of, any third party.

          Section 3.8 Disclosure Documents.
               Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.
               Section 3.8.2 The Proxy Statement or any Other Filing, and any amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by the Company for use therein, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               Section 3.8.3 The representations and warranties contained in this Section 3.8 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied to the Company by Parent or Merger Sub.
          Section 3.9 Absence of Certain Changes or Events. Since December 31, 2009, except as (A) disclosed in the Company SEC Filings filed after December 31, 2009, (B) expressly contemplated by this Agreement or (C) as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect, (ii) any action taken by the Company or any Company Subsidiary through the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (iii) any action taken by the Company or any Company Subsidiary through the date of this Agreement that would have resulted in a breach of any of the covenants set forth in Section 5.1.1 through 5.1.19 if the Company and the Company Subsidiaries had been subject to such covenants from December 31, 2009 to the date hereof.
          Section 3.10 Employee Benefit Plans.
               Section 3.10.1 The Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are maintained, sponsored or contributed to by the Company, or under which the Company has any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”). The Company has or will make available prior to the Closing current, accurate and complete copies of each

Company Benefit Plan as well as all related trust agreements, summary plan descriptions, summaries of prior modifications, the most recent audited financial statements with respect to each Company Benefit Plan required to have such statements, copies of the most recent determination letters (if any) with respect to each Company Benefit Plan and copies of the recent annual reports (Forms 5500) with respect to each Company Benefit Plan required to file such reports.
               Section 3.10.2 Each Company Benefit Plan has been at all times operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code (including, without limitation, Section 409A of the Code). With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans. All due contributions, premiums, or payments under or with respect to any Company Benefit Plans are current and will have been paid as of the Closing.
               Section 3.10.3 (A) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, as of the date hereof, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or otherwise result in material liability to the Company, (B) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).
               Section 3.10.4 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. The Company has no liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.
               Section 3.10.5 Except as set forth in Section 3.10.5 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company will be treated as an amount (i) that is not deductible under either Section 162 or 404 of the Code or (ii) that is an “excess parachute payment” under Section 280G of the Code.

               Section 3.10.6 Except as set forth in Section 3.10.6 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.
          Section 3.11 Labor and Other Employment Matters.
               Section 3.11.1 Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any layoffs or employment terminations sufficient in number to trigger the application of the Worker Adjustment and Retraining Notification Act or any similar state or local Law.
               Section 3.11.2 Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of to the Company or any Company Subsidiary; (B) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (C) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions.
          Section 3.12 Material Contracts.
               Section 3.12.1 Section 3.12.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the contracts (except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2009) to which the Company or any Company Subsidiary is a party as of the date of this Agreement of the following categories (each a “Company Material Contract”):
     (i) any contract to which the Company or any of the Company Subsidiaries is a party or by which their respective assets or properties are bound (other than contracts entered into in the ordinary course of business and the contracts set forth in Section 3.13 of the Company Disclosure Schedule) which (a) calls for the payment, whether contingent or otherwise, by or on behalf of the Company or any Company Subsidiary in excess of $500,000 in any 12-month period during the remaining term thereof, (b) provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $500,000 or more in any 12-month period during the remaining term thereof;

     (ii) any contract that purports to restrict the ability of the Company or any Company Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any person;
     (iii) any contract which calls for payment by the Company or any Company Subsidiary or provides for the receipt of payment by the Company or any Company Subsidiary in excess of $100,000 in any 12 month period during the remaining term thereof, that contains a provision granting to another party or other parties thereto the right to terminate such contract or take other action adverse to the Company upon or following the Merger;
     (iv) indemnification agreements, including contracts that contain indemnification obligations to the extent not otherwise disclosed pursuant to this Section, entered into outside the ordinary course of business with potential indemnification obligations of the Company in excess of $500,000;
     (v) employment contracts and consulting contracts (other than those entered into in the ordinary course of business with non-executive employees), and severance agreements, including without limitation contracts (i) to employ or terminate executive officers and other contracts with present officers or directors of the Company or (ii) that will result in the payment by, or the creation of any obligation to pay on behalf of the Company, the Surviving Corporation or Parent any severance, termination, “golden parachute,” or other similar payments following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;
     (vi) any material joint venture or material partnership agreement to which the Company or any of the Company Subsidiaries is a party; and
     (vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
               Section 3.12.2 Company has made available to Parent true, complete and correct copies of each Company Material Contract. Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract. To the Company’s knowledge and except as would not reasonably be expected to have a Company Material Adverse Effect, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.13 Reinsurance Contracts.
               Section 3.13.1 Company has made available to Parent true, complete and correct copies of all reinsurance agreements currently in force and agreements for which there are (A) open claims or (B) other amounts due between the parties in excess of $100,000, pursuant to which the Company or any of the Company Insurance Subsidiaries has assumed from or ceded risk to third parties as of the date hereof (“Third Party Reinsurance Contracts”) and true, complete and correct copies of any reinsurance agreements with affiliates to which any of the Company Insurance Subsidiaries is a party (“Affiliate Reinsurance Contracts”). Except as described on Section 3.13.1 of the Company Disclosure Schedule or as disclosed in the STAT Financial Statements, there are no amounts recoverable by the Company Insurance Subsidiaries under any of the Third Party Reinsurance Contracts or Affiliate Reinsurance Contracts (collectively, the “Existing Reinsurance Contracts”) that would be required to be disclosed in the STAT Financial Statements of the Company Insurance Subsidiaries and which are more than ninety (90) days past due or greater than $500,000 as of March 31, 2010. Except as described on Section 3.13.1 of the Company Disclosure Schedule, neither the Company nor the Company Insurance Subsidiaries has received any written notice from any of the reinsurers party to the Existing Reinsurance Agreements that any amount in excess of $500,000 recoverable by the Company Insurance Subsidiaries pursuant to an Existing Reinsurance Agreement is not fully collectible in due course.
               Section 3.13.2 Except as set forth in Section 3.13.2 of the Company Disclosure Schedule, no reinsurer under any Third Party Reinsurance Contract has given any written notice to the Company or the Company Subsidiaries of termination with respect to any such arrangement.
               Section 3.13.3 With respect to the Third Party Reinsurance Contracts, neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in default under any such Third Party Reinsurance Contract, other than any such defaults which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree, in each case, which would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no bad faith claim or class action pending against the Company arising out of the Insurance Contracts.

          Section 3.15 Environmental Matters.
               Section 3.15.1 Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary and, to the knowledge of the Company, Chandler is in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.
               Section 3.15.2 None of the Company or any Company Subsidiary has received any written notice claim or notice of violation from any Governmental Authority alleging that the Company or any Company Subsidiary or, to the knowledge of the Company, Chandler is in violation of, or liable under, any Environmental Law.
               Section 3.15.3 None of the Company or any Company Subsidiary or, to the knowledge of the Company, Chandler has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.
          Section 3.16 Intellectual Property. Section 3.16.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all domestic and foreign (A) patents and patent applications, (B) trademark and service mark registrations and applications for registration thereof, (C) copyright and mask work registrations and applications for registration thereof, and (D) internet domain name registrations. Each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries as is currently conducted. To the Company’s knowledge, the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property. The Company has not received written notice of any claim that the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) infringes, misappropriates, conflicts with or otherwise violates any person’s Intellectual Property, and there is no, such claim pending or, to the Company’s knowledge, threatened against any of the Company or the Company Subsidiaries. To the Company’s knowledge, no third party is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by the Company or the Company Subsidiaries, and no such claims are pending or threatened against any person by any of the Company or the Company Subsidiaries. All Intellectual Property owned by the Company or the Company Subsidiaries that is material to the conduct of their respective businesses is owned free and clear of all liens (other than licenses with third parties entered into in the ordinary course of business), except for Permitted Liens.
          Section 3.17 Assets and Properties.
               Section 3.17.1 Section 3.17 of the Company Disclosure Schedule contains a complete list of all real property in which the Company or any Company Subsidiary has a fee simple interest (“Owned Real Property”). Except as set forth in Section 3.17 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable fee simple title to, or a leasehold interest in, all of its Owned Real Property and leased real property, respectively (including all rights and privileges pertaining or relating thereto), free and clear of any and all liens except for Permitted Liens. Each of the foregoing real property leases (i) constitutes a legally valid and binding obligation of the Company or Company Subsidiary party thereto and assuming such lease is a legally valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Company Subsidiary party thereto, in each case, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity; and (ii) to the Company’s knowledge is a legally valid and binding obligation of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity. None of the Company or the Company Subsidiaries is in breach or default in any material respect under any such lease and, to the Company’s knowledge, none of the landlords or sublandlords under any such lease is in breach or default in any material respect of its obligations under such lease. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession in all material respects under each such lease. Copies of all such leases together with any amendments thereto have heretofore been made available to Parent. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property. Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in, and material to, their respective businesses free and clear of any and all liens, except for Permitted Liens. Such personal property, Owned Real Property and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
               Section 3.17.2 The Company has not been notified of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein. The Company has not received any notice of any material tax assessment affecting any Owned Real Property. Copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property in the Company’s possession or control as of the date of this Agreement have been made available to Parent.
          Section 3.18 Taxes.
               Section 3.18.1 The Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. All Taxes that are shown as due on such filed Tax Returns have been paid.

               Section 3.18.2 Except as set forth in Section 3.18.2 of the Company Disclosure Schedule, to the knowledge of the Company, (A) there are no audits or other proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (B) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (C) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.
               Section 3.18.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable.
               Section 3.18.4 Neither the Company nor any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated income tax return or any similar return under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.
          Section 3.19 Insurance Practices; Compliance With Laws.
               Section 3.19.1 As of the date hereof, each of the Company and the Company Insurance Subsidiaries is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority required under applicable insurance regulatory Laws, including without limitation all certificates of authority held by the Company and the Company Insurance Subsidiaries (“Insurance Permits”), and Section 3.19.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all such Insurance Permits, including without limitation, all certificates of authority in order to conduct business as an insurer. The Company Insurance Subsidiaries are in compliance with all such Insurance Permits and all such Insurance Permits are valid and in full force and effect and none of the Company Insurance Subsidiaries is operating under any agreement or understanding with any Governmental Authority which restricts its authority to do business otherwise permitted by applicable insurance regulatory Laws, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.
               Section 3.19.2 Company has made available to Parent true, complete and correct copies of all material affiliate agreements respecting Company and the Company Insurance Subsidiaries and any amendments thereto, and each such affiliate agreement and any amendments thereto have been reported to and not disapproved by the applicable Governmental Authority if required by applicable insurance regulatory Law.
               Section 3.19.3 All Insurance Contracts and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by the applicable Governmental Authority which have been filed and not objected to by such Governmental Authority within the period provided for objection (the “Forms”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Forms comply with the insurance regulatory Laws applicable thereto. With respect to premium rates established by the Company and the Company Insurance Subsidiaries which are required to be filed with or approved by the applicable Governmental Authority, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the insurance regulatory Laws applicable thereto.
               Section 3.19.4 The respective businesses of the Company and the Company Insurance Subsidiaries have been and are being conducted in compliance in all material respects with all insurance regulatory Laws and orders of all applicable Governmental Authorities, and all notices, reports, documents and other information required to be filed thereunder since January 1, 2007 were properly filed and were in compliance with such Laws in all material respects.
               Section 3.19.5 Each of the Company and the Company Insurance Subsidiaries has marketed, sold and issued insurance products in compliance in all material respects with all applicable insurance regulatory Laws and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable insurance regulatory Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin. None of the Company Insurance Subsidiaries is subject to any market conduct claim or complaint with respect to the any insurance products that such person has marketed, sold or issued and to the knowledge of Company, there are no facts or circumstances relating to the Company Insurance Subsidiaries, that could reasonably be expected to give rise to a market conduct claim relating to any insurance products that such person has marketed, sold or issued.
               Section 3.19.6 The reserves, and other liability amounts required by Statutory Accounting Principles to be determined using actuarial methods, of each of the Company Insurance Subsidiaries, reflected in the STAT Financial Statements were determined in accordance with commonly accepted actuarial methods and standards, consistently applied (it being understood by Parent and Merger Sub that the representations made in Sections 3.7.2, 3.7.3, 3.7.4, and 3.7.5 and this Section 3.19.6 do not constitute a guarantee that such reserves or liabilities will ultimately prove sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of liability will be collectible). The reserves of each of the Company Insurance Subsidiaries reflected in the STAT Financial Statements: (i) were computed in accordance with commonly accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles; (ii) were based on actuarial assumptions that produce reserves at least as great as those called for in any contract provision as to reserve basis and method and are in accordance with all other contract provisions; (iii) met, in all material respects, the requirements of the insurance regulatory Laws and regulations of its state of domicile and each state in which it is admitted as an insurer and were at least as great as the minimum aggregate amount required by the insurance regulatory Laws; and (iv) were computed, in all material respects, on the basis of assumptions consistent with those used in computing the corresponding items in the annual statement of the preceding year-end.

               Section 3.19.7 The Company has made available to Parent with respect to the Company Insurance Subsidiaries, any reports of examination (including, without limitation, financial, underwriting, market conduct and similar examinations) issued by any Governmental Authority since January 1, 2007. All deficiencies or violations noted in the examination reports described above have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations. No examination of the Company Insurance Subsidiaries by any Governmental Authority is currently pending or in progress.
               Section 3.19.8 Except as set forth on Section 3.19.8 of the Company Disclosure Schedule, since December 31, 2009, neither the Company nor the Company Insurance Subsidiaries has received written notice from a Governmental Authority that could reasonably be expected to give rise to an enforcement action against a Company Insurance Subsidiary by a Governmental Authority.
          Section 3.20 Vote Required. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Shareholders”), is necessary to adopt this Agreement. The affirmative vote of the Required Company Shareholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.
          Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
          Section 3.22 Opinion of Financial Advisor. On or prior to the date hereof, the Company Board has received the opinion of Raymond James & Associates, Inc., financial advisor to the Company Board, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock.
          Section 3.23 Insurance Policies. Section 3.23 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies currently in force to which the Company or any Company Subsidiary is a beneficiary or named insured and (ii) any claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been made available to Parent. All premiums due on such policies have been paid, and the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies in all material respects. To the Company’s knowledge, neither the Company nor any Company Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion.
          Section 3.24 Insurance Producers.
               Section 3.24.1 Section 3.24.1 of the Company Disclosure Schedule identifies the top 20 insurance agencies (by dollar amount of premiums sold) with which the Company has a written agency agreement (collectively, “Producers”). The Company has delivered to Parent true, complete and correct copies of all contracts and agreements between any Producer, on the one hand, and the Company or any Company Subsidiary on the other hand.
               Section 3.24.2 Except as set forth on Section 3.24.2 of the Company Disclosure Schedule, since January 1, 2007, none of the Company Subsidiaries has made a filing with any Governmental Authority seeking an exemption under 18 USC § 1033(e)(2) with respect to any Producer.
               Section 3.24.3 Since January 1, 2007 through the date of this Agreement, none of the Producers has (A) indicated in writing to the Company or any Company Subsidiary that any Producer will be unable or unwilling to continue its relationship as a Producer with any of the Company Subsidiaries subsequent to the Merger or, (B) to the knowledge of the Company, threatened to terminate its relationship as a Producer with any of the Company Subsidiaries subsequent to the Merger.
          Section 3.25 Interested Party Transactions. Except as set forth in the Company SEC Filings prior to the date hereof, since January 1, 2010, neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          Section 3.26 Investments.
               Section 3.26.1 All securities and investment assets (the “Investment Assets”) held by the Company and each Subsidiary are permissible investments under all applicable Laws. The Company has made available to Parent prior to the date hereof a copy of the investment policies of the Company and the Company Subsidiaries as of December 31, 2009. As of the date hereof, there has been no material change in investment policy of the Company and any Company Subsidiaries or in the composition of such investments since December 31, 2009.
               Section 3.26.2 All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of the Company or any Company Subsidiary were entered into in the ordinary course of business and, to the knowledge of the Company, in accordance with applicable rules, regulations and policies of any Governmental Authority.
               Section 3.26.3 Neither the Company nor any Company Subsidiary has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets.
               Section 3.26.4 Neither the Company nor any Company Subsidiary has agreed or otherwise committed to invest in, lend money to, or guarantee any obligations of, any “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder (any of the foregoing, an “Investment Company”) or in any private investment company or hedge fund.

          Section 3.27 No Investment Company. Neither the Company nor any Company Subsidiary is an Investment Company.
          Section 3.28 Compliance with the Investment Advisers Act. Since October 2, 1989, Alpha Advisors, Inc., an Illinois corporation, and a wholly owned subsidiary of the Company (“Alpha Advisors”), has been duly registered and licensed, as applicable, as an investment adviser under the Investment Advisers Act and under all applicable state Law. Section 3.28 of the Company Disclosure Schedule lists the jurisdictions in which Alpha Advisors is registered as an investment adviser or is required to give notice that it is acting as an investment adviser or in which it is required to be registered or licensed in any other capacity pursuant to any of the Securities Laws. Each such registration or license is, and when required by applicable Law has been, in full force and effect.
          Section 3.29 No Broker/Dealer Operations. Neither the Company nor any Company Subsidiary conducts any operations that would require the Company or any Company Subsidiary to be registered as a broker-dealer with any Governmental Authority.
          Section 3.30 No Limitations on Dividends. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the ability of any Company Subsidiary to pay dividends or make distributions with respect to its capital stock is not restricted or limited in any manner, whether by contract or otherwise, except pursuant to Law.
Article 4.
Representations and Warranties of Parent and Merger Sub
          Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          Section 4.1 Organization and Qualification; Subsidiaries. Parent is an inter-insurance exchange duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.
          Section 4.2 Authority. Each of Parent and Merger Sub has requisite inter-insurance exchange or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of

Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no shareholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.
          Section 4.3 No Conflict; Required Filings and Consents.
               Section 4.3.1 The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (A) conflict with or violate any provision of Parent’s organizational documents, Merger Sub’s Articles of Incorporation or Merger Sub’s By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or (C) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.
               Section 4.3.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the MBCA, the filing with the Michigan Office of Financial and Insurance Regulation of a Form A Information Statement (“Form A”) pursuant to the Michigan Insurance Code, §500.100 et seq., and pre-Merger notice filings (each, a “Form E”) (if applicable) in the states of Illinois, Indiana, Kentucky, Minnesota, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Tennessee, Virginia and Wisconsin, and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.
          Section 4.4 Disclosure Documents.
               Section 4.4.1 Any Other Filing and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.
               Section 4.4.2 The Proxy Statement or any Other Filing, or amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by Parent or Merger Sub for use therein, at (A) the time the Proxy Statement or Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               Section 4.4.3 The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in any Other Filings based upon, information supplied to Parent or Merger Sub by the Company or the Company Subsidiaries.
          Section 4.5 Litigation. As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree, in each case, which has had a Parent Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger.
          Section 4.6 Ownership of Merger Sub; No Prior Activities.
               Section 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
               Section 4.6.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

               Section 4.6.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
          Section 4.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.
          Section 4.8 Brokers. No broker, finder or investment banker (other than Macquarie Capital Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.
          Section 4.9 Financing. (A) As of the Closing, Parent shall have available cash sufficient to enable Parent to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement. (B) Parent is not required to cause any Parent Subsidiary to pay it a dividend in order to fund the Merger Consideration.
          Section 4.10 Management Arrangements.
               Section 4.10.1 Except as contemplated by this Agreement, as of the date hereof, none of Parent, Merger Sub nor any of their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) with any of the officers or directors of the Company that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise).
               Section 4.10.2 As of the date of this Agreement, none of Parent, Merger Sub nor any their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.
          Section 4.11 Ownership of Company Common Stock. None of Parent, Merger Sub nor any Parent Subsidiary is an “interested shareholder” of the Company as defined in Section 778(2) of the MBCA. None of Parent, Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Article 5.
Covenants
          Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters), (B) use its commercially reasonable efforts to maintain its relationships with officers, key employees and customers and to renew policies with current insureds and (C) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
               Section 5.1.1 amend its articles of incorporation or by-laws or equivalent organizational documents;
               Section 5.1.2 (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except pursuant to contracts or commitments or the sale or purchase of goods, other property, assets or insurance in the ordinary course of business substantially consistent with past practice;
               Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;
               Section 5.1.4 other than in the case of Company Subsidiaries and other than cashless exercises of Company Options, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;
               Section 5.1.5 acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;
               Section 5.1.6 make any material change in accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as required by GAAP, Statutory Accounting Principles, by applicable Law or by a Governmental Authority;
               Section 5.1.7 (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material accounting method in respect of Taxes, (iii) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (iv) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes or (v) surrender any right to claim a material refund of Taxes;
               Section 5.1.8 enter into, amend, renew or exercise any option to terminate or extend, in each case in any material respect, any material real estate lease (as lessor or lessee); enter into, amend or terminate, in each case in any material respect, any Company Material Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except as otherwise permitted by this Section 5.1 or in the ordinary course of business substantially consistent with past practice; or enter into or amend any change in control or indemnification agreement with any director or officer of the Company or any Company Material Contract pursuant to which it agrees to refrain from competing with any third party;
               Section 5.1.9 other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date hereof, except for (i) individual commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of December 31, 2009 by not more than $500,000 and (ii) aggregate commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of December 31, 2009 by not more than $5,000,000 in the aggregate;
               Section 5.1.10 renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;
               Section 5.1.11 make any capital expenditures or commitment for any capital expenditures in excess of $750,000 in the aggregate;
               Section 5.1.12 settle any action, suit or other proceeding or investigation or threatened action, suit or other proceeding or investigation, except in the ordinary course of business substantially consistent with past practice;
               Section 5.1.13 incur any indebtedness for money borrowed in excess of $5,000,000 in the aggregate, except for borrowings under existing lines of credit;

               Section 5.1.14 enter into any new material line of business;
               Section 5.1.15 make any material loan or advance to, guarantee any material indebtedness for money borrowed of, or otherwise incur such material indebtedness on behalf of any third party, other than in the ordinary course of business substantially consistent with past practice;
               Section 5.1.16 except as set forth in Section 5.10 and as described on Section 5.1.16 of the Company Disclosure Schedule (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants (other than legal counsel, investment bankers, actuaries and accountants), including, without limitation, any increase or change pursuant to any Company Benefit Plan, or (ii) establish or increase or promise to increase any benefits under any Company Benefit Plan, in either case except (A) as required by the terms of any Company Benefit Plan in existence on the date hereof, or any law, rule or regulation or (B) involving ordinary increases substantially consistent with past practice;
               Section 5.1.17 fail to file any Company SEC Filing other than (i) any report filed after the applicable deadline in accordance with Rule 12b-25 of the Exchange Act that has been filed within the time period prescribed by that rule; and (ii) with respect to any matter that is required to reported solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K and that is reported in the next periodic report on Form 10-Q or Form 10-K required to be filed after the event giving rise to the requirement to report under such item;
               Section 5.1.18 make any material change in the business or its reinsurance structure, or Insurance Contracts, rates, underwriting practices and procedures or marketing methods;
               Section 5.1.19 enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; or
               Section 5.1.20 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
          Section 5.2 Cooperation.
               Section 5.2.1 The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or with the Proxy Statement or any Other Filings; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing. Prior to the Effective Time, the

Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.
               Section 5.2.2 Prior to the Closing, each of the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer shall cooperate in preparing for the transition of the Company at Closing, including without limitation, arranging and participating in introductory meetings with Parent and (A) insureds, (B) medical societies (including without limitation those in New Mexico and Michigan), (C) agents and brokers and (D) regulators.
               Section 5.2.3 Prior to the Closing, the Company shall cooperate with Parent to facilitate transition and integration activities in all areas, including without limitation operating processes, telecommunications and systems.
          Section 5.3 Proxy Statement.
               Section 5.3.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as reasonably practicable, the Company shall mail the Proxy Statement to its shareholders. Subject to Section 5.6 hereof, the Proxy Statement shall include the unanimous recommendation of the Company Board that adoption of this Agreement by the Company’s shareholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s shareholders (the “Company Recommendation”). Subject to applicable Law, the Company shall provide Parent with the opportunity to review the Proxy Statement and any Other Filings that relate to the transactions contemplated hereby and consider any comments Parent has on such filings in good faith prior to the filing thereof with the SEC (other than any Other Filing announcing any action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof).
               Section 5.3.2 Subject to Section 5.6 hereof and other than pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.9 of this Agreement, no amendment or supplement to the Proxy Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy

Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.
               Section 5.3.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.
     Section 5.4 Company Shareholders’ Meeting; Consent of Parent as Sole Shareholder of Merger Sub.
               Section 5.4.1 As promptly as reasonably practicable after the date hereof, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments thereof, the “Company Shareholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement. Subject to Section 5.6, the Company shall (i) include the Company Recommendation in the Proxy Statement, and (ii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary in this Section 5.4.1, at any time prior to the Company Shareholders’ Meeting and subject to compliance with Section 5.6, the Company may adjourn or postpone the Company Shareholders’ Meeting in response to an Acquisition Proposal if the Company Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal.
               Section 5.4.2 Parent, as sole shareholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement within two (2) Business Days after the date hereof. Parent will take all reasonable action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.
          Section 5.5 Access to Information; Confidentiality.
               Section 5.5.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; provided further, that the Company shall not be required to (or cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege.
               Section 5.5.2 With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective representatives to comply with, all of their obligations under the letter agreement, dated as of April 22, 2010, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).
               Section 5.5.3 After the date hereof, Company shall provide Parent with copies of all internal actuarial analyses (if any) and all internal quarterly financial packages (if any) within two (2) days of such items becoming available.
          Section 5.6 Acquisition Proposals
               Section 5.6.1 Subject to Section 5.6.2, from the date of this Agreement until the Effective Time, the Company agrees that it shall not, and shall not authorize any Company Subsidiary or any of the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company or any Company Subsidiary (collectively, “Company Representatives”) to, directly or indirectly, take any action to (A) solicit, initiate or knowingly facilitate any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any agreement or letter of intent with respect to any Acquisition Proposal. On the date of this Agreement, the Company shall immediately cease and cause to be terminated any negotiations with any person conducted theretofore by the Company, the Company Subsidiaries or any Company Representative with respect to any Acquisition Proposal, and shall use its (and will cause the Company Representatives to use their) reasonable best efforts to require other parties thereto to promptly return or destroy any confidential information previously furnished by the Company, the Company Subsidiaries or the Company Representatives thereunder.
               Section 5.6.2 Notwithstanding anything to the contrary contained in Section 5.6.1, at any time prior to obtaining the adoption of this Agreement by the Required Company Shareholders, the Company shall be permitted to:

     (i) take, and disclose to the Company’s shareholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;
     (ii) if the Company has received an unsolicited Acquisition Proposal from a third party and the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, so long as the Company is in compliance with Section 5.6.1, effect a change in the Company Recommendation or enter into an agreement with respect to such Superior Proposal;
     (iii) effect a change in the Company Recommendation if the Company Board determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; or
     (iv) so long as the Company is in compliance with Section 5.6.1(A) and the last sentence of Section 5.6.1, participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an unsolicited Acquisition Proposal by any such person, pursuant to a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, if the Company Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal; provided, that the Company shall notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal;
     provided, however, that with respect to clauses (ii) or (iii) above, the Company Board shall not take any action until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including (if such proposed action is in connection with receipt of a Superior Proposal) the material terms and conditions of such Superior Proposal (it being understood and agreed that, (A) prior to taking any such action, the Company shall discuss with Parent and consider in good faith any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise and (B) any amendment to the financial terms of the Superior Proposal shall require Company to provide Parent with a new notice of such Superior Proposal and new three Business Day period as set forth above).
     Section 5.7 Appropriate Action; Consents; Filings.
     Section 5.7.1 Subject to Section 5.6, each of the Company and Parent shall use commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and the opportunity to participate in such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.
               Section 5.7.2 Within 10 Business Days following the date of this Agreement, Parent shall, at its own expense, make all reasonably necessary filings with state insurance regulatory authorities and applicable insurance Laws (the “Applicable Insurance Laws”), including, without limitation, (i) the filing with the Michigan Office of Financial and Insurance Regulation of a Form A pursuant to the Michigan Insurance Code, §500.100 et seq. and (ii) Form E filings (if applicable) in the states of Illinois, Indiana, Kentucky, Minnesota, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Tennessee, Virginia and Wisconsin and, in order to obtain the necessary authorizations, approvals and consents in order to consummate the transactions contemplated hereby. In connection therewith, the Parties shall use their respective reasonable best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings.
               Section 5.7.3 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective

Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable for such party to consummate the transactions contemplated in this Agreement; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to Closing. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.3, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
               Section 5.7.4 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit or other proceeding or investigation by any Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, any threatened action, suit or other proceeding or investigation by any Governmental Authority.
               Section 5.7.5 Each of the Company and Parent shall, and shall cause their respective affiliates to, use their reasonable best efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger or other transactions contemplated by this Agreement; provided that in no event shall Parent be required to divest any stock, partnership, membership or other ownership interest in any entity, divest any material asset or agree to undertake any divestiture or restrict its conduct with regard to any business. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement.
               Section 5.7.6 Subject to Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

          Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
          Section 5.9 Public Announcements. Parent and the Company shall, as promptly as practicable on the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement, including the Merger (or if this Agreement is executed on a Business Day, such Business Day), issue a mutually agreed press release. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, applicable stock exchange rule or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement. The parties acknowledge that the Company will be required to file with the SEC a Current Report on Form 8-K reporting the execution of this Agreement and summarizing the material terms hereof as determined by the Company, and that the Company will file a copy of this Agreement as an exhibit to such report.
          Section 5.10 Employee Benefit Matters.
               Section 5.10.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by Law, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

               Section 5.10.2 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent subsidiary, as applicable, to honor, in accordance with their terms as may be amended from time to time, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary, including, without limitation, bonuses, incentives or deferred compensation, in existence on the date hereof. Parent acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements, plans of policies.
               Section 5.10.3 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.10).
               Section 5.10.4 For a period ending two (2) years after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to, provide to the Company Employees benefits and compensation that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of Parent (with titles and responsibilities of the Company Employees in effect immediately prior to the Effective Time taken into account in order to determine the employees of Parent to whom such employees are similarly situated).
                    Section 5.10.4.1 Prior to the Effective Time, the Company shall have the authority to grant salary increases to Company Employees effective January 1, 2011 in the ordinary course of business and consistent with past practice, provided that in no event shall such increases exceed an average of 4.0% for all Company Employees in the aggregate. For the avoidance of doubt, Parent agrees that it shall cause the Surviving Corporation to maintain and pay in 2011 the salaries of Company Employees (so long as such employees remain employed by the Surviving Corporation) as so modified for 2011 (or higher salaries in Parent’s sole discretion); provided that nothing in this Section 5.10.4.1 shall limit the Surviving Company’s ability to (A) terminate any Company Employee at any time or (B) modify such salaries after December 31, 2011.
                    Section 5.10.4.2 Prior to the Effective Time, the Company shall have the authority to modify the Company Benefit Plans to the extent required by the Patient Protection and Affordable Care Act of 2010 or the Health Care and Education Reconciliation Act of 2010.

                    Section 5.10.4.3 For the avoidance of doubt, the taking of any action by the Company specified in this Section 5.10.4 shall not constitute a breach of Section 5.1.
               Section 5.10.5 Notwithstanding any other provision in this Agreement to the contrary, Company shall be permitted, in the ordinary course of business consistent with past practices, to pay to all Company Employees participating in the Company’s Incentive Compensation Plan for 2010 a bonus on the Closing Date but in no event later than March 1, 2011 calculated in accordance with the Incentive Compensation Plan in effect for 2010 based on a 19% return on shareholders’ equity for purposes of determining such bonus.
               Section 5.10.6 Nothing in this Agreement shall require the continued employment of any person, and, except as set forth in this Section 5.10, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.
               Section 5.10.7 The Company shall be permitted, and Parent shall cause the Surviving Corporation, to make all matching contributions and employer contributions pursuant to the Company’s retirement plan as in effect on the date hereof for the account of all Company Employees who are employed immediately prior to the Effective Time even if they are terminated prior to year end other than with respect to Company Employees who voluntarily terminate their employment with the Company.
          Section 5.11 Indemnification of Directors and Officers.
               Section 5.11.1 For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, to the extent permitted under applicable Law, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles, the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the MBCA, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               Section 5.11.2 For not less than six years from and after the Effective Time, to the extent permitted by applicable Law, the Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Articles and the Company By-laws.
               Section 5.11.3 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect on the date hereof (the “Existing Policies”). The Surviving Corporation shall be required to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such “run-off” coverage in excess of 250% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six year period, the Surviving Corporation shall first seek the additional coverage from the Company’s insurers under the Existing Policies prior to seeking such additional coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.11.3, which policies provide such directors and officers with coverage no less favorable than the Existing Policies for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
               Section 5.11.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.
               Section 5.11.5 The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person, unless such change is required to comply with applicable Law. The provisions of this Section 5.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.
          Section 5.12 Certain Tax Matters. At or prior to the Closing, the Company shall have delivered to Parent a certificate complying with the Code, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that shares of Company Common Stock are not “United States real property interests” for purposes of Section 1445 of the Code.

Article 6.
Closing Conditions
          Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
               Section 6.1.1 Shareholder Approval. This Agreement shall have been adopted by the Required Company Shareholders.
               Section 6.1.2 No Order. No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.2 or 5.7 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.
               Section 6.1.3 Insurance Consents. Parent shall have obtained and shall have delivered to the Company the written approval of the Form A issued by the Michigan Office of Financial and Insurance Regulation and such approval shall not have a Regulatory Material Adverse Effect.
               Section 6.1.4 HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
          Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
               Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Company Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that except with regard to the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.4, which shall not be subject to the following proviso, the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.
               Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.
     Section 6.2.3 Company Material Adverse Effect. Since the date of this Agreement, no change, event or circumstance shall have occurred that has had a Company Material Adverse Effect that is continuing or is reasonably likely to have a Company Material Adverse Effect.
          Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
               Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Parent Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided however, that except with regard to the representations and warranties of Parent and Merger Sub set forth in Section 4.1, which shall not be subject to the following proviso, the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect; provided further, however, that notwithstanding the foregoing, Parent’s and Merger Sub’s representations contained in Sections 4.9(A) and 4.10 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.
               Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.
               Section 6.3.3 Closing Payments. Parent shall have made the payments required to be made pursuant to Section 2.3.
Article 7.
Termination, Amendment and Waiver
          Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Governors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

               Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors or Board of Governors;
               Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to December 31, 2010; provided that such date shall be extended to March 31, 2011 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2 (No Order), (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws or Applicable Insurance Laws), Section 6.1.3 (Insurance Consents) and Section 6.1.4 (HSR Act) (together, the “Specified Conditions”) have been or are capable of being satisfied at the time of such extension (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.
               Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;
               Section 7.1.4 By either Parent or the Company if the adoption of this Agreement by the Required Company Shareholders shall not have been obtained at the Company Shareholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote;
               Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn or adversely modified the Company Recommendation, or (B) the Company Board shall have recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger;
               Section 7.1.6 By the Company, subject to compliance with Section 5.6, if the Company Board determines to accept a Superior Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Proposal);
               Section 7.1.7 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; and

               Section 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.9) shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.
               Section 7.1.9 By the Company, if (A) the representations and warranties of Parent or Merger Sub set forth in Section 4.9(A) shall have become untrue or Parent or Merger Sub has breached its covenant to make the payments required to be made by Section 2.3, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.3 not to be satisfied.
          Section 7.2 Effect of Termination.
               Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, (A) this Agreement shall forthwith become void, except that Section 5.5.2, Section 5.9, this Section 7.2 and Article 8 shall survive such termination, and (B) there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that, subject to Sections 7.2.2.1, 7.2.2.2 and 7.2.2.3, each party shall have the right to recover to the fullest extent permitted by applicable Law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (including, in the case that the Company is the recovering party, a material breach by Parent of any of its representations and warranties set forth in Section 4.9, or its covenants and other agreements to pay the Merger Consideration as set forth herein).
               Section 7.2.2 Termination Fee.
                    Section 7.2.2.1 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.6, then the Company shall pay Parent the Termination Fee within three (3) Business Days after such termination is effective, which shall be the sole and exclusive remedy of Parent in the event of such termination.
                    Section 7.2.2.2 In the event that (A) this Agreement is terminated by Parent pursuant to Section 7.1.5 and (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to Parent’s right to terminate pursuant to Section 7.1.5 and not withdrawn prior to the date of such termination, then the Company shall pay Parent, within 3 Business Days of such termination, an amount equal to the Termination Fee, which shall be the sole and exclusive remedy of Parent in the event of such termination.
                    Section 7.2.2.3 In the event that this Agreement is terminated pursuant to Section 7.1.2 as a result of the failure to satisfy the Specified Conditions, and provided that on the date this Agreement is terminated (i) the vote of the Required Company

Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee, which, subject to Parent complying with its obligations under Section 5.7, shall be the sole and exclusive remedy of the Company in the event of such termination.
                    Section 7.2.2.4 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.9, and provided that on the date this Agreement is terminated (i) the vote of the Required Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee.
               Section 7.2.3 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.
          Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article 8.
General Provisions
          Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.
          Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement, or as otherwise expressly contemplated by this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.
          Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
If to Parent or Merger Sub, addressed to it at:
The Doctors Company
185 Greenwood Road
Napa, CA 94558
Facsimile: (707) 226-0370
Attention: General Counsel
with a copy to:
Farella Braun + Martel LLP
Russ Building
235 Montgomery Street, 17th floor
San Francisco, California 94104
Telephone: (415) 954-4400
Facsimile: (415) 954-4480
Attention: Philip W. Peters, Esq.
If to the Company, addressed to it at:
American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
Facsimile: (517) 351-7866
Attention: R. Kevin Clinton, President and CEO
with copies to:
Dykema Gossett
201 Townsend Street, Suite 900
Lansing, MI 48933
Telephone: 517-374-9150
Fax: 517-374-9191
c/o Lori McAllister, Esq.
          Section 8.4 Certain Definitions. For purposes of this Agreement, the term:
          “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
          “Acquisition Proposal” means any bona fide offer or proposal or indication of interest concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company or (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger), as the same may be amended or revised from time to time.
          “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
          “Book-Entry Shares” shall mean shares of Company Common Stock evidenced in book-entry form on the records of the Company, or the Company’s transfer agent on behalf of the Company, immediately prior to the Effective Time.
          “Business Day” shall mean any day other than a day on which the SEC shall be closed.
          “Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares.
          “Chandler” shall mean Chandler Office Park, L.L.C., a Michigan limited liability company.
          “Company Insurance Subsidiaries” means American Physicians Assurance Corporation and APSpecialty Insurance Corporation.
          “Company Material Adverse Effect” means any change or event that, individually or together with any other change or event, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated hereby including, without limitation, any rating agency downgrade of the Company or any Company Subsidiary resulting therefrom; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or the Company Subsidiaries, taken as a whole, are disproportionately affected thereby; (C) any adverse change, effect, event, occurrence, state of facts or development arising from (i) the Company’s compliance with the terms of this Agreement, (ii) action taken, or failure to act, by the Company to which Parent has consented in writing or (iii) the Company’s failure to reasonably settle any action under Section 5.1.12 due to Parent unreasonably withholding its consent to such settlement, (D) changes in Laws after the date hereof, (E) changes in GAAP after the date hereof, (F) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether this has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (A)-(E) of the definition), (G) acts of war or terrorism or (H) a decline in the price of the Company Common Stock on the Nasdaq or any other trading market; provided, however, that the loss by any Company Insurance Subsidiary of any Company Permit authorizing it to transact insurance in Illinois, Michigan, Ohio or New Mexico or any Certificate of Authority in any jurisdiction in which such insurer transacts insurance on the date hereof shall constitute a Company Material Adverse Effect.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.
          “Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.
          “Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.
          “Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.
          “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.
          “group” is defined as in the Exchange Act, except where the context otherwise requires.
          “Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
          “Indebtedness” means (i) indebtedness for borrowed money, (ii) indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) obligations under capital leases, (iv) obligations in respect of outstanding letters of credit and (v) guarantee obligations, in each case to the extent exceeding $500,000.
          “Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.
          “Insurance Contracts” means all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company and the Company Subsidiaries.
          “Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.
          “IRS” means the United States Internal Revenue Service.
          “knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any executive officer of Parent listed in Exhibit A-1 hereto (in the case of Parent) or to any executive officer of the Company listed in Exhibit A-2 hereto (in the case of the Company).
          “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.
          “Nasdaq” means the Nasdaq Global Select Market.

          “Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement.
          “Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.
          “Parent Permit” means all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof.
          “Permitted Liens” means (i) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) liens or other encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law; (iii) liens for utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iv) matters of record or registered liens affecting title to any owned or leased real property of a person and its subsidiaries; (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a person and its subsidiaries affected thereby as currently used in the business of such person and its subsidiaries; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under reinsurance agreements existing on the date hereof or entered into in the ordinary course of business; (viii) defects, irregularities or imperfections of title and other liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate; (ix) rabbi trusts established by a person or its subsidiaries for the benefit of its directors, officers or other employees prior to the date hereof; (x) with respect to a person and its subsidiaries, liens arising under any credit agreement existing as of the date hereof or any refinancing or replacement thereof in the ordinary course of business; (xi) liens for judgments not yet due and payable or that are being contested in good faith by appropriate proceedings; and (xii) statutory deposits of cash, securities or other assets pursuant to Applicable Insurance Laws.
          “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

          “Regulatory Material Adverse Effect” shall mean an approval that contains or is subject to any conditions that are expected to (A) increase the Company’s costs, (B) decrease the Company’s revenues or (C) decrease the amount of annual ordinary dividends that the Company or any Company Insurance Subsidiary may pay, in each case, by an amount greater than $4,000,000.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws, and the rules and regulations promulgated thereunder.
          “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.
          “Statutory Accounting Principles” means statutory accounting principles prescribed or permitted by the State of Michigan’s Office of Financial and Insurance Regulation, applicable to insurers domiciled in the State of Michigan.
          “Superior Proposal” means an unsolicited Acquisition Proposal, with references to 20% being changed to 50%, made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals, including without limitation, the identity of the third party making such proposal, the terms of any written proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement, and any break-up fees, expense reimbursement fees and conditions to consummation.
          “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.
          “Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
          “Termination Fee” means 3% of the Merger Consideration.
          Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Actuarial Analyses”	Section 3.7.4

“Affiliate Reinsurance Contracts”	Section 3.13.1

“Agreement”	Preamble

“Alpha Advisors”	Section 3.28

“Applicable Insurance Laws”	Section 5.7.2

“Certificate of Merger”	Section 1.3

“Closing”	Section 1.2

“Code”	Section 2.3.8

“Company”	Preamble

“Company Articles”	Section 3.2

“Company Benefit Plan”	Section 3.10.1

“Company Board”	Section 2.2

“Company By-laws”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.10.1

“Company Material Contract”	Section 3.12.1

“Company Options”	Section 2.2

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 3.3.1

“Company Recommendation”	Section 5.3.1

“Company Representatives”	Section 5.6.1

“Company SEC Filings”	Section 3.7.1

“Company Shareholders’ Meeting”	Section 5.4.1

“Company Stock Option Plans”	Section 2.2

“Company Subsidiary”	Section 3.1

“Confidentiality Agreement”	Section 5.5.2

“Covered Persons”	Section 5.11.1

“D&O Insurance”	Section 5.11.3

“Effective Time”	Section 1.3

“ERISA”	Section 3.10.1

“Exchange Fund”	Section 2.3.2

“Existing Policies”	Section 5.11.3

“Existing Reinsurance Contracts”	Section 3.13.1

“Form A”	Section 4.3.2

“Form E”	Section 4.3.2

“Forms”	Section 3.19.3

“Insurance Permit”	Section 3.19.1

“Investment Assets”	Section 3.26.1

“Investment Company”	Section 3.26.4

“MBCA”	Recitals

“Merger”	Recitals

“Merger Consideration”	Section 2.1.1

“Merger Sub”	Preamble

“Option Consideration”	Section 2.2

“Outside Date”	Section 7.1.2

“Owned Real Property”	Section 3.17.1

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10.1

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.5.1

“Parent Subsidiary”	Section 4.3.1

“Paying Agent”	Section 2.3.1

“Producers”	Section 3.24.1

“Proxy Statement”	Section 5.3.1

“Required Company Shareholders”	Section 3.20

“SOX”	Section 3.6

“Specified Conditions”	Section 7.1.2

“STAT Financial Statements”	Section 3.7.3

“Surviving Corporation”	Section 1.1

“Third Party Reinsurance Contracts”	Section 3.13.1
          Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
          Section 8.9 No Reliance. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and each of Parent and Merger Sub. Each party acknowledges and agrees that the other party has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided herein and that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other parties, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
          Section 8.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.
          Section 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10 and Section 5.11 is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 8.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
          Section 8.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
               Section 8.13.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.
               Section 8.13.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the U.S. District Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the U.S. District Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the U.S. District Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the U.S. District Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
               Section 8.13.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.3.
          Section 8.14 Disclosure Schedule. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
          Section 8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DOCTORS COMPANY
By:	/s/ Richard E. Anderson, M.D.
	Name:	Richard E. Anderson, M.D.
	Title:	Chief Executive Officer

RED HAWK ACQUISITION CORP.
By:	/s/ Richard E. Anderson, M.D.
	Name:	Richard E. Anderson, M.D.
	Title:	Chief Executive Officer

AMERICAN PHYSICIANS CAPITAL, INC.
By:	/s/ R. Kevin Clinton
	Name:	R. Kevin Clinton
	Title:	President and CEO